Exhibit 12.1
RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth the ratios of earnings to fixed charges for us and our predecessors for each of the periods indicated. All dollar amounts are reported in thousands.

	Successor					Predecessors
					Three	Nine
					Months	Months
					Ended	Ended
	Year Ended December 31,				December 31,	September 30,
	2010	2009	2008	2007	2006	2006

Income before income taxes and equity in income of affiliates	$106,336	$1,658	$225,720	$11,244	$3,367	$22,219
Distributed income of equity investees						258
Fixed charges (1)	10,442	12,321	16,128	8,009	134	573

Earnings	116,778	13,979	241,848	19,253	3,501	23,050

Ratio of earnings to fixed charges	11.18	1.13	15.00	2.40	26.13	40.23

(1)	Fixed charges are the sum of the following: (a) interest expensed and capitalized. (b) amortized premiums, discounts and capitalized expenses related to indebtedness (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.